Exhibit 21.1
SUBSIDIARIES OF REALNETWORKS, INC.

Name of Subsidiary	Jurisdiction of Incorporation
Atrativa Latin America Ltda.	Brazil
Beijing RealNetworks Technology Co. Ltd.	China
GameHouse Europe B.V.	The Netherlands
GameHouse Spain S.L.	Spain
GameHouse Original Stories B.V.	The Netherlands
Listen.com, Inc.	California
Muzicall Ltd.	United Kingdom
Napster Do Brasil Licenciamento De Música Ltda	Brazil
Napster K.K.	Japan
Napster Luxembourg Sarl	Luxembourg
PT RealNetworks Indonesia	Indonesia
RealNetworks Asia Pacific Co., Ltd.	Republic of Korea
RealNetworks Australia Pty. Limited	Australia
RealNetworks Digital Music of California, Inc.	California
RealNetworks, d.o.o.	Croatia
RealNetworks GmbH	Austria
RealNetworks Hong Kong, Limited	Hong Kong
RealNetworks India Pvt. Ltd.	India
RealNetworks K.K.	Japan
RealNetworks Ltd.	United Kingdom
Rhapsody 2012 Ltd.	United Kingdom
Rhapsody International GmbH	Germany
Rhapsody International GmbH - French Branch	France
Rhapsody International, Inc.	Delaware
Rhapsody Washington LLC	Washington
RN Acquisition Corp.	Washington
RN International Holdings B.V.	The Netherlands
RN International Holdings C.V.	The Netherlands
Scener, Inc.	Washington